Exhibit 10.4

JOINT VENTURE AGREEMENT

for the Establishment of

INTAC PURUN EDUCATIONAL DEVELOPMENT LTD. BEIJING

by and among

EMIC OF THE MINISTRY OF EDUCATION P.R.C.

CHINA PUTIAN CORPORATION

And

INTAC INTERNATIONAL INC.

JOINT VENTURE AGREEMENT

This is Joint Venture Agreement (the “Agreement”) is made and entered as of September 4, 2003, by and between EMIC of the Ministry of Education P.R.C., a government agency organized and existing under the laws of China, PRC, having its principal office No. 37, Damucanghutong, Xicheng District, Beijing 100816 on its behalf and on behalf of its affiliates (“EMIC), China Putian Corporation, a corporation organized and existing under the laws of China, PRC, having its principal office at No. 28 Xuanwumen Xidajie, Beijing 100053, China, on its behalf and on behalf of its affiliates (“PUTIAN”), and Intac International Inc., organized and existing under the laws of the Hong Kong, SAR, PRC, having its principal office at Unit 3-5, 17/F Clifford Centre, 778-784 Cheung Sha Wan Road, Kowloon, Hong Kong, on its behalf and on behalf of its affiliates (hereinafter refer to as “INTAC”). EMIC, PUTIAN and INTAC, are hereafter referred to collectively as the “Parties”.

RECITALS

To facilitate graduates of Higher Level Education job search and to assist them to secure an employment, EMIC, PUTIAN and INTAC, adhering to the principle of equality and mutual benefit, spirit of friendship and cooperation, agreed to jointly invest to set up a joint venture company “Intac Purun Educational Development Ltd. Beijing” (the “Company”) for the development of value-added and related services for Career Education and Placement Information Website for Graduates (the “CareerNet”).  The Agreement there under worked out.

AGREEMENT

1.     PURPOSE AND SCOPE OF BUSINESS

1.1     The purpose of the Company shall be to facilitate graduates of Higher Education Institutions in job searching and future career development and to ensure satisfactory economic benefits for each Party, which all activities of the Company shall be carried out in accordance with the law and regulations of People’s Republic of China.

1.2     The Company shall provide Value-added and related services for CareerNet of EMIC

1.3     The Scope of Business shall include the provision of:

1.3.1      Short Messaging Services of CareerNet. The Company shall cooperate with China Mobile, in order to inform graduates of jobs opening positions through SMS via China Mobile’ Monternet platform.

1.3.2      Services for Business Enterprise.  Provides employers an access to profiles to graduates for recruitment purpose.

1.3.3      Publication.  Publication of CareerNet User’s Manual and Career Advisory Guide to facilitate graduates’ job search and future career development

1.3.4      Related Services and Products of CareerNet. Such as “One-stop Advising Services for Graduates”, which provide assistance to graduates in career choice to achieve their ultimate career goal.

2.     ESTABLISHMENT OF JOINT VENTURE COMPANY

2.1     The name of the Company is Intac Purun Educational Development Ltd. Beijing in English and 北京英泰普润教育技术发展有限公司 in Chinese.

2.2     The legal address of the Company shall be 401 Room, Building C, No 28, Xinwai Street, Xicheng District, Beijing.

2.3     The Company shall be a limited liability company under the laws of the PRC.

3.     TOTAL AMOUNT OF INVESTMENT AND CAPITAL

3.1     The Parties agree to jointly invest to set up a joint venture company in business of project set forth in chapter 1.

3.2     The total amount of investment of the joint venture company will be 25 Million Renminbi (RMB 25,000,000)

3.3     Contributions of Investment

3.3.1      EMIC will contribute to the total investment of the Company 2.5 Million Renminbi (RMB 2,500,000) in form of CareerNet proprietary software in the value of 2.5 Million Renminbi, which accounts for 10% of the total investment of the Company.

3.3.2      PUTIAN will contribute to the total investment of the Company 3.75 Million Renminbi (RMB 3,750,000) in cash, which accounts for 15% of the total investment of the Company.

3.3.3      INTAC will contribute to the total investment of the Company 11.25 Million Renminbi (RMB 11,250,000) in cash, which accounts for 45% of the total investment of the Company. The overseas strategic investment partners of Intac will contribute to the total investment of the Company 7.5 Million Renminbi ( RMB 7,500,000 ) in cash, which accounts for 30% of the total investment of the Company. Thus, Intac and its overseas strategic investment partners will contribute to the total investment of the Company 18.75 Million Renminbi (RMB 18,750,000) in cash, which accounts for 75% of the total investment of the Company.

3.3.4      Intac and its overseas strategic investment partners will contribute to the total investment of the Company 18.75 Million Renminbi ( RMB18,750,000 ) in cash.

3.4     The Parties hereto shall respectively make all of their contributions to the investment of the Company following the issuance of the verification report by appointed accountant.

4.     RESPONSIBILITIES OF EACH PARTY

4.1     Responsibilities of EMIC

4.1.1      Granting authorization to the company to access the database and related information of the CareerNet.

4.1.2      Cooperating with PUTIAN and INTAC for development of value-added and related services for the CareerNet and shall not cooperate with any other party on the business activities set forth in this Agreement.

4.1.3      Offering the Company to publicize its service on the CareerNet .

4.1.4      Shall obtain the support from the administrative bodies and government policies.

4.1.5      Gathering all data and information of graduates across the nation and develop a centralize graduates’ information database.

4.1.6      Associating with any related departments to resolve any problem on recruitment over Internet that may arise out.

4.2     Responsibilities of PUTIAN

4.2.1      Contributing its capital at the times and in the amounts required pursuant to Chapter 3.3

4.2.2      Coordinating the cooperation between the Company and network carriers.

4.2.3      Taking advantages of its reputable brand name to provide related support to the Company

4.3     Responsibilities of INTAC

4.3.1      Contributing its capital at the times and in the amounts required pursuant to Chapter 3.3

4.3.2      Taking its financial advantages as a listed company to obtain further funding from overseas.

4.3.3      Managing the administration and finance of the Company.

5.     PROFIT DISTRIBUTION

After the Company pays all taxes, fees and statutory duties as required by applicable law and regulations of PRC, the profits shall be distributed among the party.

The Company shall pay 1 Million Renminbi (RMB 1,000,000) to EMIC as a Management Fee per year.  The Management Fee shall be paid in two installments and shall be settled semi annually with each installment of 500 thousand Renminbi (RMB 500,000). EMIC will not share any profit of the Company.

The share of the profit between PUTIAN and INTAC is based on the contribution percentage of the total investment of the Company.

The profit distribution plan of the Company will be approved by the Board of Directors.

6.     BUSINESS MANAGEMENT

6.1     The Company shall establish a Board of Directors, which will be the highest authority of the Company.  The board will decide all major issues concerning the Company:

6.1.1      Approval of addition any changes of the scope of business of the Company and long term business plan.

6.1.2      Evaluation on annual budget and formulation of annual operating plan.

6.1.3      Appointment, suspension and dismissal of senior management.

6.1.4      Execution of all matters that are important to the Company.

6.1.5      Obtain operation report regularity submit by President.

6.1.6      Approval on amendment to this Agreement.

6.1.7      Make final decision on any issues submitted by President.

6.1.8      Determination on compensation to directors and e officers..

6.2     The Board will be composed of seven (7) directors, of whom two (2) will be appointed by EMIC, one (1) will be appointed by PUTIAN and four (4) will be appointed by INTAC. The Chairman of the Board and all financial executives will be appointed by INTAC and the Vice-Chairman of the Board will be appointed by EMIC.  The Board of Director will appoint the President and Vice President of the Company for a term of three years.  The Management Team will be appointed by the Board.

7.     BREACH OF CONTRACT

7.1     If a party fail fully to perform, or suspends its performance of, any of its obligations under this Agreement, the breaching party shall indemnify the Company of 2% of its total contribution on the Company; the non-breaching party shall has to right to terminate this Agreement and shall request for indemnification in respect of any loss incurred as a result of such a breach.

In the event any Party is unable to fulfill its obligation under this Agreement as a result of Force Majeure, the Party claiming Force Majeure shall promptly inform the other two Parties in writing within15 days of such occurrence. Such notification shall state the nature of the event, the anticipated duration and any action taken by the affected party to mitigate the effect.  In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

7.2     All disputes due to the fulfillment of the contract or related to the contract shall be settled through friendly negotiations of the parties. In case the dispute cannot be resolved through negotiation, it shall be submitted to an arbitrary organization in Beijing, China agreed by all parties for arbitration.  The arbitrary award is final and binding upon both parties.

7.3     All details related to the establishment of the Company and operation and management plan and structure shall state and bind in the Supplement confirmed and sealed by all Parties.

8.     EFFECTIVENESS OF CONTRACT AND MISCELLANEOUS

8.1     This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all

Documents and correspondence entered into prior to this Agreement with respect to the subject matter hereof.

8.2     This Agreement shall be effective as of the date from signature and seal of partners.

8.3     There are six (6) copies of this Agreement.  Each party shall retain two (2) copies whereas each copy shall have the same legal binding subsequent to the endorsement of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

EMIC of the Ministry of Education P.R.C.

/s/ Xian Li Tin
Xian Li Tin
Head of Information Center of Ministry of Education, PRC
September 4, 2003

China Putian Corporation

/s/ James Wang
James Wang
Head of International Trade Division of Putian Corporation
September 4, 2003

Intac International Inc,

/s/ Wei Zhou
Wei Zhou
President and Chief Executive Officer
September 4, 2003